Exhibit 107

Calculation of Filing Fee Tables

S-4

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(Form Type)

Cheniere Energy Partners, L.P.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	3.25% Senior Notes due 2032	457(f)	$1,200,000,000	—	$1,200,000,000(2)	0.0000927	$111,240(1)	—	—	—	—
	Other	Guarantees of 3.25% Senior Notes due 2032(2)	Other	—	—	—	—	—(3)	—	—	—	—
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$111,240
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$111,240

(1)

For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2)

No separate consideration will be received for the guarantees. Each subsidiary of Cheniere Energy Partners, L.P. that is listed in the Table of Additional Registrant Guarantors will guarantee the notes being registered.

(3)	Pursuant to Rule 457(n) of the Securities Act, no registration fee is required for the guarantees.